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                                                                     EXHIBIT 8.2

                                   [WSGR LOGO]

                   650 Page Mill Road Palo Alto, CA 94304-1050
                      650.493.9300 Tel -- 650.493.6811 Fax
                                  www.wsgr.com


                        Wilson Sonsini Goodrich & Rosati
                            PROFESSIONAL CORPORATION


                                December 3, 1999


Flycast Communications Corporation
181 Fremont Street
San Francisco, California 94105

     Re: Merger Pursuant to Agreement and Plan of Merger by and Among CMGI, Inc., Freemont Corporation, and Flycast Communications Corporation

Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the filing of a registration statement (the "Registration Statement") on Form S-4, which includes the Joint Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of September 29, 1999 (the "Merger Agreement"), by and among CMGI, Inc., a Delaware corporation ("Buyer"), Freemont Corporation, a Delaware corporation and wholly owned subsidiary of Buyer ("Transitory Subsidiary"), and Flycast Communications Corporation, a Delaware corporation ("Company"). Pursuant to the Merger Agreement, Transitory Subsidiary will merge with and into Company (the "Merger"). Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto or in the letters delivered to us by Buyer and Company containing certain representations of Buyer and Company relevant to this opinion (the "Representation Letters"). All Section references, unless otherwise indicated, are to the United States Internal Revenue Code of 1986, as amended (the "Code").

         In our capacity as counsel to Company in the Merger, and for purposes of rendering this opinion, we have examined and relied upon the Registration Statement, the Merger Agreement and the exhibits thereto, the Representation Letters, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

         We have assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents and that the Merger will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions. Furthermore, we have assumed that all representations contained in the Merger Agreement, as well as those representations contained in the Representation Letters, are, and at the Effective Time will be, true and complete in all material respects, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or
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                        Wilson Sonsini Goodrich & Rosati
                            PROFESSIONAL CORPORATION

Flycast Communications Corporation
December 3, 1999
Page 2


similar qualification) of any person or party is correct without such qualification. We have also assumed that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have not attempted to verify independently such representations, but in the course of our representation, nothing has come to our attention that would cause us to question the accuracy thereof.

         The conclusions expressed herein represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed prior to the Effective Time, or at any other time, or that such changes will not affect the conclusions expressed herein. Nevertheless, we undertake no responsibility to advise you or your shareholders of any developments after the Effective Time in the application or interpretation of the income tax laws of the United States.

         Our opinion represents our best judgment of how a court would decide if presented with the issues addressed herein and is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

         This opinion addresses only the specific United States federal income tax consequence of the Merger set forth below, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of Company that are subject to special tax rules (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who own their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not own their stock as a capital asset and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation), and we express no opinion regarding the tax consequences of the Merger arising in connection with the ownership of options or warrants for Company stock.

         On the basis of, and subject to, the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Merger will constitute a reorganization within the meaning of Section 368(a).

         No opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequence specifically discussed herein. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever (including the
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                        Wilson Sonsini Goodrich & Rosati
                            PROFESSIONAL CORPORATION

Flycast Communications Corporation
December 3, 1999
Page 3


Merger) if all the transactions described in the Merger Agreement are not consummated in accordance with the terms thereof. In the event that any one of the statements, representations, warranties, or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, other than you and your shareholders, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.


                                          Very truly yours,


                                          /s/ Wilson Sonsini Goodrich & Rosati

                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation